Exhibit 10.4

FEDERAL-MOGUL MOTORPARTS
Management Incentive Plan for Fiscal Year 2016
Under the Federal-Mogul Corporation 2010 Stock Incentive Plan (as amended)

I.PURPOSE
The Federal-Mogul Motorparts Management Incentive Plan (the “Plan”) has been established for Fiscal Year 2016 under the Federal-Mogul Corporation 2010 Stock Incentive Plan, as amended (the “2010 Incentive Plan”) for those Participants defined under Section III below. It is intended that each Financial Award or Bonus awarded under this Plan shall be deemed to be a “performance unit” under the 2010 Incentive Plan that is expressed in the form of Performance-Based Cash Awards within the meaning of Section 10(c) of the 2010 Incentive Plan.

This Plan authorizes the granting to Participants of Financial Awards or Bonuses that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Qualified Performance-Based Compensation”) and Financial Awards or Bonuses that are not intended to qualify as Qualified Performance-Based Compensation. Those Participants who are Covered Employees shall be awarded Qualified Performance-Based Compensation under this Plan. Financial Awards or Bonuses granted hereunder that are intended to constitute Qualified Performance-Based Compensation shall be subject to the individual limitations set forth in Section 4(b) of the 2010 Incentive Plan.

The purpose of this Plan is to provide additional compensation (otherwise referred to as “Bonus” or “Financial Award”) to Participants for their contribution to the achievement of the objectives of the Company, encouraging and stimulating superior performance by such individuals, and assisting in attracting and retaining highly qualified key employees.

II.    DEFINITIONS
A.    Base Salary equals the base annual salary for each Participant, effective as of January 1, 2016. If a Participant’s Base Salary changes during the year, the Base Salary used to calculate the Bonus under this Plan will be prorated for the portion of the year each Base Salary was in effect based on a 12-month year. For the avoidance of doubt, Base Salary shall be determined before reductions for contributions (if any) under Code Section 401(k), and shall not include, without limitation and to the extent applicable, (i) any Financial Award under the Plan; (ii) variable compensation such as incentive awards, commissions or spot bonuses, if any; (iii) imputed income from such programs as life insurance, auto allowance, or non-recurring earnings such as moving or relocation expenses, allowances or perquisites, or reimbursed business expenses; (iv) long-term incentive compensation (including stock or stock-equivalent awards, if any); or (v) overtime, unless required to be included in Base Salary for purposes of the Plan in accordance with applicable law.
B.    Chief Executive Officer means the Chief Executive Officer of Federal-Mogul Motorparts.
C.    Chief Financial Officer means the Chief Financial Officer of Federal-Mogul Motorparts.
D.    Senior Vice President, Human Resources means the Senior Vice President of Human Resources of Federal-Mogul Motorparts.
E.    Code means the Internal Revenue Code of 1986, as amended.
F.    Company means Federal-Mogul Corporation (Motorparts segment) and its subsidiaries and its successors and assigns.
G.    Compensation Committee means the Compensation Committee of the Board of Directors of the Company.
H.    Covered Employee means a person designated by the Compensation Committee as likely to be a “covered employee” (as such term is defined under Code Section 162(m)) with respect to a given fiscal year of the Company for which or in which a Financial Award or Bonus is payable. An employee of the Company may be designated as a Covered Employee hereunder even if the employee is in fact not a “covered employee” for purposes of Code Section 162(m). Notwithstanding the foregoing, if a Participant is designated as a Covered Employee, such Participant will cease being a Covered Employee if, with respect to the applicable taxable year in which compensation is payable by the Company to the Participant in respect of the Financial Award or Bonus, the Participant is in fact not a “covered employee” for purposes of Code Section 162(m).
I.    Financial Awards or Bonus mean the awards that Participants may earn pursuant to the Plan.
J.    Fiscal Year means the Company’s Fiscal Year beginning January 1, 2016 and ending December 31, 2016.
K.    Plan means the Federal-Mogul Motorparts Management Incentive Plan, as from time to time amended.
III.    EMPLOYEES COVERED BY THIS PLAN
Participating employees of the Company selected to participate in the Plan shall be subject to the review and approval by the Compensation Committee (each a “Participant”). If a Participant vacates a listed position, the employee selected as the replacement would be eligible to participate in the Plan pro-rata for the months in the position, subject to approval by the Chief Executive Officer (except that, in the case of Participants who are executive officers, subject to the approval by the Compensation Committee in its sole and absolute discretion). Notwithstanding the foregoing, no Participant shall be eligible to participate in the Plan unless he or she has returned to the Company an executed Integrity Policy Certification Agreement and Confidentiality Agreement and acknowledged his or her understanding and acceptance of the Company’s policies consistent with the Company practices and procedures.

In order to be eligible to receive a payout under the Plan, on the actual bonus payout date, a Participant must be actively employed in good standing and not on a performance improvement plan or in corrective action status as a result of poor performance during the Fiscal Year.
IV.    FINANCIAL AWARD
A Participant in the Plan shall be entitled to a Financial Award computed as the product of:

Participant’s Base Salary	X	Target Bonus Percentage	X	Financial Performance as a % of Target	X	Individual Performance Rating (on a 50% - 150% scale)	=	Participant’s Financial Award (“Bonus”)
provided, however, that with respect to any Participant covered by Section VIII, the Individual Performance Rating component shall not apply for purposes of the above calculation.
A.    “Participant’s Base Salary” shall be the Base Salary (as defined in Section II) of a Participant.
B.    “Target Bonus Percentage” that is selected for each Participant shall be subject to the review and approval by the Compensation Committee.
C.    “Individual Performance Rating” shall be based on an individual performance evaluation as determined in accordance with Section VI below.
D.    “Financial Performance as a % of Target” shall be determined in the manner set forth in Exhibit A based on the attainment of the financial, operational and strategic initiative targets for the Fiscal Year. The financial and operational targets shall be the attainment by the Company and business units in the Fiscal Year of: Operational EBITDA target; Operational Cash Flow target; Operational targets tied to safety, customer satisfaction and delivery; strategic initiatives; Business Unit (“BU”) financial performance; as well as Commercial/SCM metrics. Notwithstanding the foregoing, with respect to any Participant covered by Section VIII, the “Financial Performance as a % of Target” shall be determined in the manner set forth in Exhibit A based on the attainment of the financial and operational targets for the Fiscal Year; and such financial and operational targets shall be the attainment by the Company and business units in the Fiscal Year of: Operational EBITDA target; Operational Cash Flow target; Operational targets tied to safety, customer satisfaction and delivery; as well as Business Unit (“BU”) financial performance.
It is intended that increases and decreases in Financial Awards that result from the application of Individual Performance Rating shall not result in an increase in the aggregate Plan payout that would otherwise apply based on the Financial Performance as a % of Target (as set forth on the attached Exhibit A) and Individual Performance Rating at the 100% level (such aggregate Plan payout being referred to as the “Maximum Bonus Pool”), and in the event that the Financial Awards otherwise calculated in accordance with this Section IV would exceed the Maximum Bonus Pool, each of the Financial Awards calculated on that basis shall be reduced pro rata in order that the aggregate Financial Awards shall not exceed the Maximum Bonus Pool.

V.    FINANCIAL, OPERATIONAL AND STRATEGIC INTITIATIVE PERFORMANCE
TARGETS AND PAYOUT RANGES
The financial performance target and payout ranges used under this Plan in the Fiscal Year have been approved by the Compensation Committee based on the annual business plan and are set forth in Exhibit A. The payout percentage for the performance target will be based on the level of attainment as set forth in Exhibit A. For purposes of the Plan (including, without limitation, Exhibit A), “Operational EBITDA” shall mean the amount as disclosed in the Company public filings, consistent with past practice. For 2016 Motorparts Operational EBITDA Target is set at $280 Million.

Motorparts Operating Cash flow is defined as total cash flow minus cash flow for taxes, interest, pension and factoring charges. For 2016 Motorparts Operating Cash Flow budget is $125M.

BU Value Cash Flow shall mean BU Operational EBITDA minus Capex booked minus Restructuring Charge plus or minus Change in Capex Creditor plus or minus Change in Restructuring Provision.

To the extent consistent with the “qualified performance-based compensation” exception under Section 162(m) of the Code (and the applicable regulations promulgated thereunder) and Section 2(r) of the 2010 Incentive Plan, with respect to any Financial Award or Bonus intended to constitute Qualified Performance-Based Compensation, the Compensation Committee will adjust the financial and operating performance goals in recognition of unusual or nonrecurring events affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. With respect to any Financial Award or Bonus that is not intended to constitute Qualified Performance-Based Compensation, the Compensation Committee may, but shall not be required to, make any such adjustment in its sole and absolute discretion.

VI.    INDIVIDUAL PERFORMANCE RATING
A Participant’s personal goals shall be developed by the Participant’s supervisor for the Fiscal Year. The personal goals of the executive officers will be subject to review and approval by the Chief Executive Officer. The personal goals of the Chief Executive Officer will be subject to the review and approval by the Compensation Committee or the Board of Directors. Attainment of such goals and other performance criteria, both quantifiable and non-quantifiable, may be used to arrive at an overall individual performance rating from 50% to 150%. Such criteria shall be applied consistently to Participants with similar duties pursuant to an evaluation process to be reviewed and approved by the Senior Vice President of Human Resources. Criteria that may be weighed in arriving at an individual performance rating will be based on such personal goals and may include, without limitation:

•	Achievement of performance targets established in Company’s annual budget

•	Development of staff

•	Successful development of new accounts/products

•	Improvement in product programs

•	Attainment of self-development objectives

•	Control or reduction of operating expenses by business unit

•	Safety record of facility or facilities

•	Quality program achievement

•	Business process improvements

The supervisor will assign a personal performance rating, from 50% to 150%, reflecting the Participant’s performance during the Fiscal Year. The Chief Executive Officer reserves the right, in his sole discretion, to accept the personal performance percentage recommendation for each Participant or to modify any personal performance percentage for any Participant to achieve such dispersion of performance ratings as the Chief Executive Officer deems appropriate; provided, however, that the personal performance percentage recommendation of the Chief Executive Officer and other executive officers shall be subject to the review and approval by the Compensation Committee in its sole and absolute discretion.
VII.    COMPUTATION AND DISBURSEMENT OF FUNDS
As soon as practicable after the close of the Fiscal Year and approval of the Company’s annual financial statements, the Chief Financial Officer shall calculate the applicable financial and operating performance measures under the Plan. The Chief Financial Officer and the Senior Vice President of Human Resources shall then calculate the proposed payout under the Plan based upon the proposed achievement of the financial and operating performance measures and the achievement of the Participants’ Individual Performance Ratings. The proposed payout shall be verified by the Senior Vice President of Human Resources and presented to the Compensation Committee for review and final approval. Once approved, payment of the Financial Awards shall be made within 30 days after completion of the annual audit, but not later than March 15th of the calendar year following the fiscal year for which the award is earned. Any determination by the Compensation Committee made under this paragraph shall be final and binding on all parties.

Each Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the awards granted pursuant to the Plan (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Participant.

VIII.    QUALIFIED PERFORMANCE-BASED AWARDS

Notwithstanding anything in this Plan (including, without limitation, Exhibit A hereto) to the contrary, the following provisions will apply with respect to any Participant who is a Covered Employee and any Financial Award or Bonus received by such Participant that is intended to constitute Qualified Performance-Based Compensation:

A.    All decisions and determinations with respect to such Financial Awards or Bonuses will be made by the Compensation Committee members who are “outside directors” within the meaning of Section 162

(m) of the Code. The administration of the Plan with respect to such Financial Awards and Bonuses shall be made by such Compensation Committee members.

B.    The applicable pre-established objective performance goals (including without limitation the financial and operating performance measures set forth herein) for Participants and Financial Awards/Bonuses subject to this Section VIII shall be established by the Compensation Committee no later than the earliest to occur of (i) the ninetieth (90th) day following the beginning of the Fiscal Year, (ii) the date on which 25% of the Fiscal Year has been completed, and (iii) such other date as may be required under applicable regulations under Code Section 162(m). Such applicable pre-established objective performance goals shall be set forth in the minutes of the Compensation Committee.

C.    Any Financial Award/Bonus payable to a Participant covered by this Section VIII shall be based on applicable pre-established, objective performance goals (including, without limitation, financial and operating performance measures) that satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), including the requirement that the achievement of such performance goals be substantially uncertain at the time they are established and that the applicable performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the applicable performance measures have been met.

D.    Payment of any Financial Award/Bonus under this Plan to any Participant covered by this Section VIII is conditioned upon the written certification of the Compensation Committee that the pre-established objective performance goals and any other material conditions applicable to such award were satisfied. Any such certification by the Compensation Committee shall be set forth in its minutes.

E.    The Compensation Committee shall have the sole and absolute discretion to decrease, but not increase, the amount of any Financial Award/Bonus otherwise payable to a Participant covered by this Section VIII regardless of the degree of attainment of the applicable performance objectives. The Compensation Committee may, in its sole and absolute discretion, use the Participant’s Individual Performance Rating or other factors for purposes of decreasing the amount of Financial Award/Bonus otherwise payable to the Participant covered by this Section VIII.
IX.    PRORATION OF FINANCIAL AWARDS

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Any Participant who is not employed with the Company in a Bonus-eligible position prior to October 1, 2016 shall not be eligible to receive a Financial Award for the Fiscal Year, except as otherwise provided by the Chief Executive Officer or, in the case of the Chief Executive Officer and executives at the level of Vice President or above, by the Compensation Committee. Any Participant who is eligible for a Financial Award but who did not serve in a Bonus-eligible position during the entire 2016 Fiscal Year will be eligible to receive a pro-rated Bonus payment based on the amount of time such eligible Participant was actively and continuously employed in an eligible position during the Fiscal Year. New Hires and Rehires – The Financial Award will be prorated based upon the number of full months the Participant was employed during the Fiscal Year. For example, a Participant initially hired on July 1st would be eligible for 50% of the annual Financial Award. In the case of rehires, there is no credit for prior service and the rehire date must occur prior to October 1st in order for the Participant to be Bonus-eligible under the Plan for the Fiscal Year.

•	Leaves of Absence - Time taken during a leave of absence (including disability leave) is not credited toward eligibility for a Financial Award; therefore, awards will be prorated for the length of time on leave of absence. Furthermore, payments of Financial Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of military leave. If the leave of absence lasts nine months or more during the Fiscal Year, the Participant will not have met the three-month eligibility required to earn a Bonus for that Fiscal Year.

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Promotions and Demotions – If the action results in a movement from one Bonus-eligible position to another Bonus-eligible position (with either a higher or lower Bonus target) a prorated Financial Award will be calculated. The Financial Award will be calculated separately by factoring the time in each Bonus-eligible position by the corresponding Bonus target and Base Salary during the Participant’s tenure in each position. However, if a Participant is both promoted and later demoted during the Fiscal Year, the Participant’s entire Bonus eligibility and Bonus target percent will be determined by the lower grade.

•	Status Change

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Change in employment status – The Financial Award is not payable unless the Participant has occupied a Bonus-eligible position for at least three months during the Fiscal Year on a full-time basis (i.e., 40-hour or more per week), unless specifically approved by the company’s CEO, and meets all eligibility criteria during the last full quarter of the Fiscal Year, i.e., from October 1st through December 31st. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

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Bonus-eligible position to a non-Bonus eligible position – The Financial Award will be prorated based upon the time in a Bonus-eligible position as long as the Participant was in the position for a minimum of three months during the Fiscal Year. A Participant must occupy a Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

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Non-Bonus-eligible position to a Bonus-eligible position – The Financial Award will be prorated based on the time worked, the corresponding Bonus target, and the Base Salary in effect while in the Bonus-eligible position as long as the Participant was in the eligible position for a minimum of three months during the Fiscal Year. A Participant must move into the Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year.

X.    FORFEITURE / RECOUPMENT OF FINANCIAL AWARDS
Financial Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual Financial Award payment date will be ineligible for payment of the Financial Award, except as otherwise provided by the Chief Executive Officer or, in the case of the Chief Executive Officer and executives at the level of Vice President or above, by the Compensation Committee in its sole and absolute discretion, in which case any such Financial Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section IX above.

If the Compensation Committee, in its sole and absolute discretion, determines that (i) there has been misconduct or a gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that, in either case, causes significant financial or reputational harm to the Company (or any of its affiliates), and that a Participant committed the misconduct/ gross dereliction of duty, or failed in his or her responsibility to manage or monitor the applicable conduct or risk; (ii) a conduct of a Participant involves an immoral act which is reasonably likely to impair the reputation of the Company (or any of its affiliates); (iii) a Participant committed, or was indicted for, a felony or any crime involving fraud or embezzlement or dishonesty or was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iv) a Participant violated any securities or employment laws or regulations; (v) a Participant materially breached the Integrity Policy Certification Agreement and Confidentiality Agreement; or (vi) a Participant embezzled and/or misappropriated any property of the Company (or any of its affiliates) or committed any act involving fraud with respect to the Company (or any of its affiliates), then, to the extent not prohibited by applicable law, the Compensation Committee, in its sole and absolute discretion, may seek reimbursement from such Participant (and such Participant shall be obligated to repay) all or any portion of any payments made to such Participant in respect of the Financial Award; provided, however, that the Compensation Committee may only seek such reimbursement in respect of payments of the Financial Award made to a Participant within the three-year period preceding the date that the Compensation Committee makes a determination that there has been misconduct or a gross dereliction of duty.
If the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the performance measures and targets, including but not limited to mistakes in the Company’s financial statements for the Fiscal Year, were incorrect, then the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any payment made to Participants that exceeded the amount that would have been paid based on the corrected calculations; provided, however, that the Compensation Committee may only seek to recover such amounts within the three-year period preceding the date that the Compensation Committee makes a determination that the calculations were incorrect.

To the extent not prohibited by applicable law, if a Participant is an officer of the Company, or, if applicable, has otherwise been designated by the Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Board of Directors shall seek reimbursement of any payment made to such Participant in respect of the Financial Award in the event of a restatement of the Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to such Participant in respect of the Financial Award. In that event, the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any such payment made to the Participant that exceeded the amount that would have been paid based on the restated financial results.
If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Financial Award, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Financial Award, as if it had been included on the effective date of this Plan.
To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For the avoidance of doubt, the Company’s rights under this Section X shall apply to Participants, without regard to whether any such Participant is currently providing, or previously provided, services to the Company as an employee.
XI.    ADMINISTRATION
This Plan shall be administered by the Senior Vice President of Human Resources, subject to the control and supervision of the Chief Executive Officer and the Compensation Committee. In the event of a claim or dispute brought forth by a Participant (other than the Chief Executive Officer), the decision of the Chief Executive Officer as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive. In the event of a claim or dispute brought forth by the Chief Executive Officer, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.
XII.    NO EMPLOYMENT CONTRACT; FUTURE PLANS
Participation in this Plan shall not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future years. Participation in this Plan shall also supersede and eliminate any incentive bonus plan or other contractual bonus arrangement (including, without limitation, any sales commission, safety incentive, personal incentives and project incentives) that the Participant has or may have had by contract or otherwise, except as may be expressly provided in the acceptance document that such Participant executes.
XIII.    AMENDMENT OR TERMINATION
The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of this Plan or a termination of participation, the Compensation Committee in its sole and absolute discretion, may determine that a prorated award is payable to employees who were Participants in this Plan under such terms and conditions as established by the Compensation Committee in its sole and absolute discretion.
XIV.    GENERAL PROVISIONS
A.    No rights of the Participants under this Plan shall be transferable or assignable by a Participant, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).
B.    Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. A Participant’s rights to a Financial Award under this Plan are no greater than those of unsecured general creditors of the Company.
C.    By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the

Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.
D.    This Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

February 29, 2016
Chief Executive Officer         Date